Exhibit 99.1

October 24, 2013
Dow Reports Third Quarter Results
Dow Delivers Earnings Per Share Increase of 17 Percent Year Over Year;
Focus in Key End-Use Markets Such as
Packaging, Coatings and Infrastructure and Electronics Drives Sales, EBITDA Growth;
Company Generates $1.4 Billion in Cash Flow from Operations in the Quarter, $5.6 Billion Year-to-Date

Third Quarter 2013 Highlights

•
Dow reported earnings of $0.49 per share or $0.50 per share on an adjusted basis(1). This compares with earnings of $0.42 per share in the same quarter last year. This represents the fourth consecutive quarter of year-over-year adjusted earnings growth.

•
The Company generated more than $1.4 billion in cash flow from operations in the quarter, representing a nearly $300 million, or 27 percent, increase versus the year-ago period. Year to date, Dow has generated $5.6 billion in cash flow from operations, representing an improvement of nearly $3.1 billion compared with the prior year.

•
Sales were $13.7 billion, up 1 percent, or up 2 percent on an adjusted basis(2), with increases led by Agricultural Sciences (up 8 percent), and Coatings and Infrastructure Solutions and Performance Plastics (each up 6 percent). Sales also increased in most geographic areas, with emerging geographies delivering sales growth of 5 percent, led by Latin America.

•
Volume declined 2 percent, or 1 percent excluding the impact of divestitures. Gains were reported in Electronic and Functional Materials (up 6 percent), as well as Coatings and Infrastructure Solutions and Agricultural Sciences (each up 5 percent). This was offset by lower volume in hydrocarbon-sensitive operating segments, led by Feedstocks and Energy.

•	Price increased 3 percent with gains achieved in most operating segments, led by Performance Plastics (up 9 percent) and Agricultural Sciences (up 3 percent).

•
EBITDA(3) was $1.8 billion, led by Performance Plastics (up 32 percent). Increases were also reported in Coatings and Infrastructure Solutions and Electronic and Functional Materials, up 15 percent and 5 percent, respectively.

•	Equity earnings were $322 million, versus $175 million in the year-ago period, led by the Company’s joint ventures in Kuwait.

•
Dow reduced gross debt by $200 million in the quarter and $2.4 billion year to date, resulting in a nearly $120 million decline in interest expense year to date. Since 2010, Dow has reduced its debt by $5.2 billion, and its interest expense by more than $300 million. The Company’s net debt(4) to total capitalization now stands at 34.7 percent.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)	“Adjusted sales” is defined as “Net sales” excluding sales related to divestitures.

(3)
“EBITDA” is defined as earnings (i.e. “Net income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to “Net Income Available for The Dow Chemical Company Common Stockholders” is provided following the Operating Segment table.

(4)	Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents.”

Comment
Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:
“Dow continued to demonstrate positive momentum with our drive to execute self-help measures in a slow-growth world, achieving strong cash flow, as well as year-over-year earnings growth for the fourth consecutive quarter. Through our integrated value chains and the diversity of our targeted end markets, we continue to demonstrate strong performance - particularly in emerging geographies, in our equity earnings, and in key downstream businesses such as Electronics, Coatings and Infrastructure, and Packaging. We continue to prioritize our resources to focus on these and other high-growth markets.
“Over the last 12 months, using return on capital as our lens, we have pruned non-strategic businesses such as the recently announced divestiture of our Polypropylene Licensing and Catalysts business, and deemphasized low-growth, commoditizing businesses, such as the announcements we have made on the chlorine value chain. We have identified targets and are moving forward with defined divestiture plans - actions valued at a minimum of $3- $4 billion. The proceeds of these divestitures will create further capacity for the Company to generate returns to shareholders.
“Our cash priorities remain intact: rewarding our shareholders, reducing interest payments from our debt structure and funding organic growth.”

	Three Months Ended
In millions, except per share amounts	Sept. 30, 2013	Sept. 30, 2012
Net Sales Adjusted Sales	$13,734 $13,734	$13,637 $13,532

Net Income Available for Common Stockholders	$594	$497
Net Income Available for Common Stockholders, excluding Certain Items	$599	$497

Earnings per Common Share - diluted	$0.49	$0.42
Adjusted Earnings per Share	$0.50	$0.42

Review of Third Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $13.7 billion, up 1 percent, or 2 percent on an adjusted basis versus the prior year. Sales increases in Agricultural Sciences (up 8 percent), as well as Coatings and Infrastructure Solutions and Performance Plastics (each up 6 percent) drove sales gains at a segment level. Sales also rose in most geographic areas, with a 5 percent increase reported in emerging geographies.
Volume declined 2 percent, or 1 percent excluding the impact of divestitures. Volume gains were reported in Electronic and Functional Materials (up 6 percent) and Coatings and Infrastructure Solutions and Agricultural Sciences (each up 5 percent). This growth was offset by lower volume in other operating segments, led by Feedstocks and Energy.
The Company reported price increases of 3 percent. Pricing gains were led by Performance Plastics (up 9 percent) and Agricultural Sciences (up 3 percent), with increases achieved in most operating segments.
Dow reported EBITDA of $1.8 billion, up 2 percent versus the prior year. Performance Plastics drove the EBITDA increase, with a 32 percent gain compared with the year-ago period. Coatings and Infrastructure Solutions and Electronic and Functional Materials also reported increases, up 15 percent and 5 percent, respectively.
Earnings for the quarter were $0.49 per share or $0.50 per share on an adjusted basis. This compares with prior-year earnings per share of $0.42 and represents year-over-year growth of 17 percent.

Certain Items in the current quarter included a charge for implementation costs related to the Company’s restructuring programs. (See Supplemental Information at the end of the release for a description of Certain Items affecting results.)
Research and Development (R&D) expenses decreased 4 percent versus the same period last year. Selling, General and Administrative (SG&A) expenses also decreased, down 6 percent versus the prior year.
Equity earnings were $322 million, versus $175 million in the year-ago period, with increases primarily due to the Company’s joint ventures in Kuwait.
Net debt to total capitalization and interest expense both declined in the quarter, reflecting Dow’s ongoing debt-reduction actions. Net debt to total capitalization was 34.7 percent. In addition, Dow’s interest expense declined more than $50 million versus the same quarter last year, and is down nearly $120 million year to date.

Electronic and Functional Materials
Electronic and Functional Materials sales were $1.2 billion, up 5 percent compared with the same quarter last year, as volume growth of 6 percent more than offset a 1 percent price decline. Dow Electronic Materials delivered healthy volume gains due to ongoing strong demand for OLED materials in mobile devices, as well as share gains in functional films. This more than offset the impact of a weaker Japanese yen. Functional Materials delivered sales gains as stronger demand in energy and home care sectors grew volume in Dow Microbial Control and Consumer and Industrial Solutions, respectively. This more than offset volume declines due to soft demand in the cellulosics chain, which impacted Dow Pharma and Food Solutions.
Equity earnings for the segment were $36 million, up $9 million from the third quarter of last year, driven primarily by Dow Corning. EBITDA increased to $287 million, up $14 million or 5 percent over the same quarter last year, due to sales growth, as well as healthy margins resulting from tight cost controls.

Coatings and Infrastructure Solutions
Coatings and Infrastructure Solutions reported sales of $1.8 billion, up 6 percent versus the prior year, as volume grew 5 percent and price increased 1 percent. Sales gains were broad based, with increases across all businesses and geographic areas. Dow Building and Construction grew sales as a result of volume gains in all regions. Strong sales increases in architectural coatings drove growth in Dow Coating Materials. Performance Monomers delivered double-digit sales gains in North America and Asia Pacific. Sales rose in Dow Water and Process Solutions, due to healthy demand in reverse osmosis technologies in Asia Pacific.
Equity earnings for the segment increased to $32 million from $29 million the same quarter last year. EBITDA was $283 million, an increase of $37 million or 15 percent versus the same quarter last year, reflecting the benefits of cost controls as a result of restructuring efforts, coupled with improving demand.

Agricultural Sciences
Agricultural Sciences reported record third quarter sales of $1.4 billion, up 8 percent versus the year-ago period. Volume increased 5 percent and price rose 3 percent. Volume gains were driven by double-digit growth in Latin America.
Third quarter Crop Protection sales rose 10 percent, driven by higher sales of herbicides in North America and Latin America, and higher sales of insecticides in Latin America. Year to date, sales of new Crop Protection products are up 12 percent led by pyroxsulam herbicide.

Seeds, Traits and Oils (ST&O) sales were down 4 percent in the quarter versus the year-ago period with higher return activity in North America driven by a late, wet planting season more than offsetting double-digit gains in Latin America. Year-to-date, ST&O sales are up 18 percent driven by strong farmer demand for SmartStax® corn hybrids and growth in most major crops.
EBITDA for the segment was $18 million, down from $63 million in the same quarter last year. Third quarter EBITDA margins reflect the impact of higher seed return activity in North America and increased spending on growth investments in the seasonally lowest sales quarter.

Performance Materials
Sales in Performance Materials were $3.3 billion, down 3 percent versus the year-ago period. Volume decreased 4 percent, while price rose 1 percent compared with the same quarter last year.
Dow Automotive Systems delivered volume gains due primarily to ongoing strength in North American transportation fundamentals. Volume also rose in Propylene Oxide/Propylene Glycol on continued healthy fundamentals in home and personal care products in North America. These gains were more than offset by declines in Epoxy, driven by ongoing industry competitive dynamics. In Polyglycols, Surfactants and Fluids volume also declined due to fewer projects this quarter in concentrated solar power applications.
Price rose 1 percent with gains in most businesses, and increases in North America and Europe, Middle East and Africa (EMEA). Rising raw material costs, coupled with unfavorable supply and demand dynamics, more than offset this increase, leading to margin contraction - particularly in Epoxy, Chlorinated Organics, Polyurethanes and Propylene Oxide/Propylene Glycol.
Equity losses for the quarter were $11 million versus losses of $30 million in the same quarter last year. The segment reported EBITDA of $314 million. This compares with EBITDA of $491 million in the year-ago period.

Performance Plastics
Sales in Performance Plastics were $3.6 billion, up 3 percent versus the year-ago period. Excluding the impact of divestures, sales were up 6 percent, with double-digit increases achieved in North America and Asia Pacific, and strong sales gains in Latin America.
Dow Packaging & Specialty Plastics improved sales in North America, Asia Pacific and Latin America, more than offsetting lower sales in Europe that were primarily impacted by the previously announced shutdown of a facility in Tessenderlo, Belgium. Gains in flexible food and specialty packaging delivered the largest increase over the year-ago period.
Sales were down in Dow Elastomers driven by pricing pressure relative to year-ago levels. Solid demand in transportation markets and hot melt adhesives for carton sealing and nonwoven markets fueled higher sales of ENGAGE™ and AFFINITY™. Dow Electrical and Telecommunications had lower sales on softer demand from power markets, partially offset by improved pricing in North America, EMEA and Asia Pacific.
Equity earnings for the segment were $134 million, up from $28 million in the year-ago period. EBITDA for the segment was $970 million, up 32 percent from the same period last year. Segment EBITDA margin expansion was driven by broad-based pricing gains across all geographies.

®SmartStax multi-event technology developed by Dow AgroSciences LLC and Monsanto. SmartStax is a trademark of Monsanto Technology LLC.
TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.3 billion, down 7 percent versus the same period last year. Price was flat while volume declined by 7 percent. The decrease in volume was largely driven by Hydrocarbons in Europe due to lower operating rates and a lighter ethylene cracker feedslate. Caustic soda was also a contributing factor to the year-over-year volume decrease, primarily due to limited product availability associated with turnarounds.

Equity earnings were $135 million, up from $123 million in the same quarter last year. EBITDA for the segment was $187 million, a decrease from $200 million in the year-ago period.

Outlook
Commenting on the Company’s outlook, Liveris said:
“In an unpredictable global business environment, Dow has proven its agility and focus - actively managing every aspect of our enterprise to deliver ongoing earnings momentum. Our focus on self-help continues unabated: prioritizing our portfolio through a sharp ROC lens, maintaining the momentum of our cost and cash actions, liberating cash and deploying it to our capital structure and our shareholders.
“We will continue to go deeper into attractive end-use markets, as well as de-emphasizing our participation in commoditizing, non-strategic markets. The world continues to show hesitant growth at best, particularly in the near term. Therefore, an unrelenting focus on targeted growth - with strategic investments in market-driven innovation and assets with low-cost positions - remains our pathway to expanded earnings and increasing shareholder returns.”

Dow will host a live Webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2012, Dow had annual sales of approximately $57 billion and employed approximately 54,000 people worldwide. The Company's more than 5,000 products are manufactured at 188 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow’s management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.
Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
Net Sales	$13,734	$13,637	$42,694	$42,869
Cost of sales	11,716	11,368	35,526	35,853
Research and development expenses	418	434	1,270	1,245
Selling, general and administrative expenses	698	739	2,186	2,120
Amortization of intangibles	114	117	344	361
Restructuring charges (Note B)	—	—	—	357
Equity in earnings of nonconsolidated affiliates	322	175	780	492
Sundry income (expense) - net (Note C)	59	(21)	2,080	23
Interest income	11	10	29	26
Interest expense and amortization of debt discount	264	318	839	959
Income Before Income Taxes	916	825	5,418	2,515
Provision for income taxes (Note D)	231	234	1,630	664
Net Income	685	591	3,788	1,851
Net income attributable to noncontrolling interests	6	9	49	38
Net Income Attributable to The Dow Chemical Company	679	582	3,739	1,813
Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$594	$497	$3,484	$1,558

Per Common Share Data:
Earnings per common share - basic	$0.50	$0.42	$2.92	$1.32
Earnings per common share - diluted (Note E)	$0.49	$0.42	$2.88	$1.31

Common stock dividends declared per share of common stock	$0.32	$0.32	$0.96	$0.89
Weighted-average common shares outstanding - basic	1,187.4	1,172.7	1,184.9	1,167.8
Weighted-average common shares outstanding - diluted (Note E)	1,194.2	1,179.5	1,287.8	1,174.9

Depreciation	$509	$514	$1,518	$1,530
Capital Expenditures	$566	$622	$1,418	$1,605
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The restructuring plan included the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 that included asset write-downs and write-offs, severance and costs associated with exit and disposal activities.

Note C: In the second quarter of 2013, the Company recognized a pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding. In addition, the Company recognized a pretax loss of $110 million on the early extinguishment of debt; a pretax loss of $60 million was recorded in the first quarter of 2013. In the first quarter of 2012, the Company recognized a pretax loss of $24 million on the early extinguishment of debt.

Note D: During the first quarter of 2013, the Company recognized a tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

Note E: During the second quarter of 2013, the Company recorded a gain related to the K-Dow arbitration, which significantly increased net income for the nine-month period ended September 30, 2013. As a result of the net income increase, the assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock is dilutive for the nine-month period ended September 30, 2013. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the nine-month period ended September 30, 2013. See Supplementary Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Sep 30, 2013	Dec 31, 2012
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2013: $170; 2012: $146)	$5,272	$4,318
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2013: $131; 2012: $121)	4,896	5,074
Other	4,880	4,605
Inventories	8,892	8,476
Deferred income tax assets - current	751	877
Other current assets	318	334
Total current assets	25,009	23,684
Investments
Investment in nonconsolidated affiliates	4,244	4,121
Other investments (investments carried at fair value - 2013: $2,004; 2012: $2,061)	2,496	2,565
Noncurrent receivables	341	313
Total investments	7,081	6,999
Property
Property	54,895	54,366
Less accumulated depreciation	37,535	36,846
Net property (variable interest entities restricted - 2013: $2,625; 2012: $2,554)	17,360	17,520
Other Assets
Goodwill	12,767	12,739
Other intangible assets (net of accumulated amortization - 2013: $3,168; 2012: $2,785)	4,383	4,711
Deferred income tax assets - noncurrent	2,930	3,333
Asbestos-related insurance receivables - noncurrent	160	155
Deferred charges and other assets	516	464
Total other assets	20,756	21,402
Total Assets	$70,206	$69,605
Liabilities and Equity
Current Liabilities
Notes payable	$452	$396
Long-term debt due within one year	680	672
Accounts payable:
Trade	4,864	5,010
Other	2,340	2,327
Income taxes payable	466	251
Deferred income tax liabilities - current	91	95
Dividends payable	466	86
Accrued and other current liabilities	2,634	2,656
Total current liabilities	11,993	11,493
Long-Term Debt (variable interest entities nonrecourse - 2013: $1,456; 2012: $1,406)	17,487	19,919
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	792	837
Pension and other postretirement benefits - noncurrent	11,020	11,459
Asbestos-related liabilities - noncurrent	483	530
Other noncurrent obligations	3,266	3,353
Total other noncurrent liabilities	15,561	16,179
Redeemable Noncontrolling Interest	147	147
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,042	3,008
Additional paid-in capital	3,701	3,281
Retained earnings	20,830	18,495
Accumulated other comprehensive loss	(7,070)	(7,516)
Unearned ESOP shares	(364)	(391)
Treasury stock at cost	(134)	—
The Dow Chemical Company’s stockholders’ equity	24,005	20,877
Noncontrolling interests	1,013	990
Total equity	25,018	21,867
Total Liabilities and Equity	$70,206	$69,605
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
Sales by operating segment
Electronic and Functional Materials	$1,168	$1,111	$3,461	$3,383
Coatings and Infrastructure Solutions	1,839	1,730	5,394	5,321
Agricultural Sciences	1,410	1,302	5,363	4,816
Performance Materials	3,307	3,411	10,024	10,253
Performance Plastics	3,616	3,500	10,790	10,802
Feedstocks and Energy	2,328	2,521	7,427	8,113
Corporate	66	62	235	181
Total	$13,734	$13,637	$42,694	$42,869
EBITDA (1) by operating segment
Electronic and Functional Materials	$287	$273	$814	$803
Coatings and Infrastructure Solutions	283	246	719	787
Agricultural Sciences	18	63	792	821
Performance Materials	314	491	1,038	1,173
Performance Plastics	970	737	2,932	2,215
Feedstocks and Energy	187	200	620	532
Corporate	(225)	(212)	1,305	(865)
Total	$1,834	$1,798	$8,220	$5,466
Certain items increasing (decreasing) EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$—	$—	$(17)
Coatings and Infrastructure Solutions	—	—	—	(41)
Agricultural Sciences	—	—	—	—
Performance Materials	—	—	—	(186)
Performance Plastics	—	—	—	—
Feedstocks and Energy	—	—	—	—
Corporate	(7)	—	1,960	(137)
Total	$(7)	$—	$1,960	$(381)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$287	$273	$814	$820
Coatings and Infrastructure Solutions	283	246	719	828
Agricultural Sciences	18	63	792	821
Performance Materials	314	491	1,038	1,359
Performance Plastics	970	737	2,932	2,215
Feedstocks and Energy	187	200	620	532
Corporate	(218)	(212)	(655)	(728)
Total	$1,841	$1,798	$6,260	$5,847
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$36	$27	$81	$81
Coatings and Infrastructure Solutions	32	29	83	96
Agricultural Sciences	3	3	6	3
Performance Materials	(11)	(30)	(46)	(67)
Performance Plastics	134	28	279	101
Feedstocks and Energy	135	123	399	300
Corporate	(7)	(5)	(22)	(22)
Total	$322	$175	$780	$492

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
EBITDA	$1,834	$1,798	$8,220	$5,466
- Depreciation and amortization	665	665	1,992	2,018
+ Interest income	11	10	29	26
- Interest expense and amortization of debt discount	264	318	839	959
Income Before Income Taxes	$916	$825	$5,418	$2,515
- Provision for income taxes	231	234	1,630	664
- Net income attributable to noncontrolling interests	6	9	49	38
- Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$594	$497	$3,484	$1,558

(2)	See Supplemental Information for a description of certain items affecting results in 2013 and 2012.

The Dow Chemical Company and Subsidiaries
Sales by Geographic Area

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
North America	$4,918	$4,802	$15,741	$15,480
Europe, Middle East and Africa	4,308	4,446	13,794	14,680
Asia Pacific	2,474	2,520	7,564	7,585
Latin America	2,034	1,869	5,595	5,124
Total	$13,734	$13,637	$42,694	$42,869

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Nine Months Ended
	Sep 30, 2013			Sep 30, 2013
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	6%	(1)%	5%	4%	(2)%	2%
Coatings and Infrastructure Solutions	5	1	6	1	—	1
Agricultural Sciences	5	3	8	9	2	11
Performance Materials	(4)	1	(3)	(2)	—	(2)
Performance Plastics	(6)	9	3	(3)	3	—
Feedstocks and Energy	(7)	—	(7)	(6)	(2)	(8)
Total	(2)%	3%	1%	(1)%	1%	—%
North America	(2)%	4%	2%	1%	1%	2%
Europe, Middle East and Africa	(6)	3	(3)	(7)	1	(6)
Asia Pacific	(1)	(1)	(2)	2	(2)	—
Latin America	5	4	9	7	2	9
Total	(2)%	3%	1%	(1)%	1%	—%
Developed geographies	(4)%	3%	(1)%	(3)%	—%	(3)%
Emerging geographies (3)	1	3	4	3	1	4
Total	(2)%	3%	1%	(1)%	1%	—%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (4)

	Three Months Ended			Nine Months Ended
	Sep 30, 2013			Sep 30, 2013
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	6%	(1)%	5%	4%	(2)%	2%
Coatings and Infrastructure Solutions	5	1	6	1	—	1
Agricultural Sciences	5	3	8	9	2	11
Performance Materials	(4)	1	(3)	(2)	—	(2)
Performance Plastics	(3)	9	6	(2)	3	1
Feedstocks and Energy	(7)	—	(7)	(6)	(2)	(8)
Total	(1)%	3%	2%	(1)%	1%	—%
North America	(2)%	4%	2%	1%	1%	2%
Europe, Middle East and Africa	(6)	3	(3)	(7)	1	(6)
Asia Pacific	3	(1)	2	3	(2)	1
Latin America	5	4	9	7	2	9
Total	(1)%	3%	2%	(1)%	1%	—%
Developed geographies	(3)%	3%	—%	(3)%	—%	(3)%
Emerging geographies (3)	2	3	5	4	1	5
Total	(1)%	3%	2%	(1)%	1%	—%

(3)	Emerging geographies includes Eastern Europe, Middle East, Africa, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(4)	Excludes sales related to Nippon Unicar Company, Limited, which was divested on July 1, 2013.

Supplemental Information

Description of Certain Items Affecting Results
The following tables summarize the impact of certain items recorded in the three- and nine-month periods ended September 30, 2013 and September 30, 2012:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
Adjusted to exclude certain items (non-GAAP measures)			$599	$497	$0.50	$0.42
Certain items:
Restructuring plan implementation costs	$(7)	$—	(5)	—	(0.01)	—
Total certain items	$(7)	$—	$(5)	$—	$(0.01)	$—
Reported GAAP Amounts			$594	$497	$0.49	$0.42

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
Adjusted to exclude certain items (non-GAAP measures) (4)			$2,188	$1,860	$1.83	$1.57
Certain items:
Restructuring plan implementation costs (4)	$(31)	$—	(21)	—	(0.02)	—
Restructuring charges	—	(357)	—	(287)	—	(0.25)
Loss on early extinguishment of debt (4)	(170)	(24)	(107)	(15)	(0.09)	(0.01)
Gain from K-Dow arbitration (4)	2,161	—	1,647	—	1.37	—
Uncertain tax position adjustments	—	—	(223)	—	(0.19)	—
Total certain items (4)	$1,960	$(381)	$1,296	$(302)	$1.07	$(0.26)
Dilutive effect of assumed preferred stock conversion into shares of common stock					(0.02)	—
Reported GAAP Amounts (5) (6)			$3,484	$1,558	$2.88	$1.31

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
For the nine-month period ended September 30, 2013, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the nine-month period ended September 30, 2013, an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amount) for the nine-month period ended September 30, 2013, as it excludes preferred dividends of $255 million.

The following table presents diluted share counts for the three- and nine-month periods ended September 30, 2013 and September 30, 2012, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Nine Months Ended
In millions	Sep 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
Share count - diluted, excluding preferred stock conversion to common shares	1,194.2	1,179.5	1,191.0	1,174.9
Potential common shares from assumed conversion of preferred stock, included in reported GAAP EPS calculation	N/A	N/A	96.8	N/A
Share count - diluted, including assumed preferred stock conversion to common shares	N/A	N/A	1,287.8	N/A

Results in the third quarter of 2013 were impacted by one item:

•
Pretax charges of $7 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" in the consolidated statements of income and reflected in Corporate.

In addition to the item described above for the third quarter of 2013, results for the nine-month period ended September 30, 2013 were impacted by the following items:

•
Pretax charges of $24 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($23 million) and "Selling, general and administrative expenses" ($1 million) in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $170 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

The results for the nine-month period ended September 30, 2012 were impacted by the following items:

•
Pretax restructuring charges of $357 million. On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The restructuring plan included the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 consisting of costs associated with exit and disposal activities of $150 million, severance costs of $113 million and costs associated with asset write-downs and write-offs of $94 million. The impact of the charges is shown as "Restructuring charges" in the consolidated statements of income and is reflected in the Company's segment results as follows: $17 million in Electronic and Functional Materials, $41 million in Coatings and Infrastructure Solutions, $186 million in Performance Materials and $113 million in Corporate.

•	Pretax loss of $24 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.